UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.         )

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CASCADE CORPORATION
(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING

Fellow Shareholders:

Cascade Corporation’s 2005 Annual Meeting will take place on Tuesday, June 7, 2005, at 10:00 a.m., Pacific Daylight Time, at Corporate Headquarters, 2201 N.E. 201st Avenue, Fairview, Oregon, 97204-9718, for the following purposes:

1.                To elect two directors to serve three-year terms.

2.                To approve the amendment of the Cascade Corporation Stock Appreciation Rights Plan to limit the number of shares of Cascade common stock issuable under the plan to 750,000, limit to 100,000 the number of shares of Cascade common stock that may be issued pursuant to the exercise of stock appreciation rights awarded to any one individual during any single year, and increase the number of stock appreciation rights awarded annually to non-employee directors to 2,700.

3.                To transact such other business as may properly come before the meeting or any postponement or adjournment of the meeting.

Shareholders of record at the close of business on March 29, 2005 will be entitled to vote at the meeting.

IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE SO THAT YOUR SHARES WILL BE VOTED. THE ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

Cordially,
James S. Osterman
Chairman
Portland, Oregon
April 29, 2005

PROXY STATEMENT

This proxy statement, which is being mailed to shareholders on or about May 6, 2005, is furnished in connection with the solicitation of proxies by our Board of Directors to be used at the annual meeting of shareholders to be held at our corporate headquarters, 2201 N.E. 201st Avenue, Fairview, Oregon, 97204-9718, at 10:00 a.m., Pacific Daylight Time, on Tuesday, June 7, 2005.

We will bear the entire cost of proxy solicitation, which will be primarily by mail or electronically, but proxies may also be solicited personally and by telephone by our directors and officers without additional compensation. We may make arrangements with brokerage houses and other custodians to send proxies and proxy-soliciting materials to their principals, and may reimburse them for their expenses.

The Board has fixed the close of business on March 29, 2005, as the record date for determining the holders of our common shares that are entitled to notice of and to vote at the annual meeting. At the record date, 12,228,083 common shares were outstanding and entitled to vote. Each common share is entitled to one vote on all matters that properly come before the annual meeting. A quorum of shareholders will be established at the meeting if a majority of our outstanding common shares entitled to vote are present in person or represented by proxy.

Unless directed otherwise, the accompanying proxy will be voted (1) for the election of each of the nominees for directors proposed by the Board or, if any of them is unable to serve, for another nominee designated by the Board, and (2) for approval of the amendment of the Cascade Corporation Stock Appreciation Rights Plan (the “SAR Plan”), except that shares held through a broker or other nominee who is a New York Stock Exchange member organization will only be voted in favor of the amendment to the SAR Plan if the shareholder provides specific voting instructions to the broker or other nominee to vote the shares in favor of that proposal. Election of directors will be determined by a plurality of the votes cast. Approval of the amendment to the SAR Plan requires the affirmative vote of a majority of the votes cast. Abstentions or broker non-votes will have no effect on the required vote on any matter. You may revoke your proxy at any time before it is voted at the meeting by providing written notice of the revocation to our corporate secretary or by attending the meeting and voting in person.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board currently consists of six directors, whom our Bylaws divide into three groups. The term of office of one group expires at each annual meeting. This year the terms of Robert C. Warren, Jr. and Henry W. Wessinger II expire. Each is nominated to a term ending in 2008.

Nominees

ROBERT C. WARREN, JR.	Director since 1982	Age 56

Mr. Warren has served as our President and Chief Executive Officer since 1996. He was President and Chief Operating Officer until 1996, and was formerly Vice President—Marketing. He is a Director of ESCO Corporation, a privately held manufacturer of high alloy steel products.

HENRY W. WESSINGER II	Director since 1998	Age 51

Mr. Wessinger has been Senior Vice President, Ragen MacKenzie, a Division of Wells Fargo Investments, LLC since 1990. He serves as President of the Catlin Gabel School Foundation and Treasurer of the Wessinger Foundation.

Term Expires 2006

DUANE C. McDOUGALL	Director since 2002	Age 53

Mr. McDougall served as President and Chief Executive Officer of Willamette Industries, Inc., an international forest products company, from 1998 to 2002. Prior to becoming President and Chief Executive Officer, he served as Chief Operating Officer and also Chief Accounting Officer during his 21 year tenure with Willamette Industries, Inc. He also serves as a Director of The Greenbrier Companies, Inc., InFocus Corporation, and West Coast Bancorp.

JAMES S. OSTERMAN	Director since 1994	Age 67

Mr. Osterman became President and Chief Executive Officer and Director of Blount International, Inc., a diversified international manufacturing company, in 2002. He served as President of Outdoor Products Group, Oregon Cutting Systems Division of Blount, Inc., from 1986 to 2002.

Term Expires 2007

NICHOLAS R. LARDY, Ph.D.	Director since 1993	Age 59

Dr. Lardy became a Senior Fellow of the Institute for International Economics, a policy research institution in Washington, D.C., in 2003. He served as a Senior Fellow at The Brookings Institution, also in Washington, D.C., from 1995 to 2003.

NANCY A. WILGENBUSCH, Ph.D.	Director since 1997	Age 57

Dr. Wilgenbusch has served as President of Marylhurst University since 1984. She currently serves as a director of West Coast Bancorp and Scottish Power, an international energy company. She also chairs the Oregon Regional Advisory Board for PacifiCorp and is a trustee of the Tax-Free Trust of Oregon.

CORPORATE GOVERNANCE AND OTHER BOARD MATTERS

We are committed to conducting our operations in accordance with accepted principles of good corporate governance and to applying the highest standards of ethical and legal conduct in our business dealings. Our Corporate Governance Guidelines and our Code of Ethics & Business Responsibilities for Directors, Officers and Employees are available on our website at www.cascorp.com and in print to any shareholder who requests them.

Board Independence

Our Corporate Governance Guidelines provide that a majority of the Board must meet the criteria for independence established by applicable law and the requirements of the New York Stock Exchange (“NYSE”). The Board has determined that all of the current directors other than Mr. Warren, our President and Chief Executive Officer, are independent in accordance with applicable law and NYSE requirements. In making its determination, the Board applied the following director independence standards, which reflect the NYSE director independence standards currently in effect:

•       No director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with Cascade or any of its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with Cascade or any of its subsidiaries);

•       A director who is an employee, or whose immediate family member is an executive officer of Cascade or any of its subsidiaries is not independent. Such director will become independent three years after the end of such employment relationship;

•       A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from Cascade or any of its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent. Such director will become independent three years after he or she ceases to receive more than $100,000 per year in such compensation;

•       A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of Cascade or any of its subsidiaries is not independent. Such director will become independent three years after the end of the affiliation or the employment or auditing relationship;

•       A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of Cascade’s or any of its subsidiaries’ present executives serve on that company’s compensation committee is not independent. Such director will become independent three years after the end of such service or the employment relationship; and

•       A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, Cascade or any of its subsidiaries for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent until three years after such payments cease to exceed such threshold.

The Board has also determined that those directors who serve on the Audit, Compensation, and Nominating and Governance Committees of the Board are independent in accordance with applicable law and NYSE requirements.

Board Committees and Meetings

The Board currently has standing Audit, Compensation, and Nominating and Governance Committees. During the year ended January 31, 2005, each director attended at least 75% in aggregate of the meetings of the Board and committees on which he or she served. The members of the committees and the number of meetings held during the year are identified in the following table.

Director	Board	Audit	Nominating and Governance	Compensation
C. Calvert Knudsen(1)	X	X		X
Nicholas R. Lardy	X	X	X	X (Chair)
Duane C. McDougall	X	X (Chair)	X
James S. Osterman	X (Chair)	X	X	X
Robert C. Warren, Jr.	X
Henry W. Wessinger II	X	X	X (Chair)	X
Nancy A. Wilgenbusch	X	X
Number of meetings	5	4	1	4

(1)          Mr. Knudsen resigned from the Board on September 3, 2004.

Directors are encouraged to attend the annual meeting of shareholders, absent unavoidable circumstances which do not permit attendance. All directors attended the 2004 annual meeting of shareholders.

Audit Committee

The Audit Committee assists the Board with oversight of the integrity of our financial statements, the independent registered public accounting firm’s qualifications and independence, the performance of our internal audit function and independent auditors, and our compliance with legal and regulatory requirements. The Audit Committee is also charged with the responsibility for satisfying itself that our system of internal controls is reasonably adequate and is operating effectively; that our systems, procedures and policies provide reasonable assurance that financial information is fairly presented; that overall annual audit coverage is satisfactory and is designed to provide reasonable assurance that our financial statements fairly reflect our financial condition and the results of our operations, and that appropriate standards of business conduct are established and observed. The report of the Audit Committee is included in this proxy statement on page 13. The charter of the Audit Committee is available at www.cascorp.com and in print to any shareholder who requests it and is also included as Appendix A to this proxy statement.

Each member of the Audit Committee is independent in accordance with applicable Securities and Exchange Commission rules and NYSE requirements. The Board has determined that Mr. McDougall qualifies as an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. The Board has also determined that Mr. McDougall’s service on the audit committees of The Greenbrier Companies, Inc., InFocus Corporation, and West Coast Bancorp does not impair his ability to serve on our Audit Committee.

Compensation Committee

The Compensation Committee provides assistance to the Board in fulfilling its responsibilities related to the compensation of our directors and key management personnel. Each member of the Compensation Committee is independent in accordance with the requirements of the NYSE. Specific responsibilities of the Compensation Committee include issuing an annual report on executive compensation for inclusion in our proxy statement, annually reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer (“CEO”), evaluating the CEO’s performance and making recommendations regarding the CEO’s compensation level based on the evaluation for approval by the independent members of the Board, reviewing and making recommendations to the Board with respect to the compensation of our key management personnel and directors, reviewing and making recommendations to the Board with respect to our incentive and equity based compensation plans, conducting an annual evaluation of the Compensation Committee’s performance in fulfilling its duties and responsibilities, and making regular reports to the Board. The report of the Compensation Committee is included in this proxy statement on page 10. The charter of the Compensation Committee is available at www.cascorp.com and in print to any shareholder who requests it.

Nominating and Governance Committee

The Nominating and Governance Committee provides oversight on issues surrounding the composition and operation of the Board, including identifying individuals qualified to serve on the Board, recommending director nominees to the Board for election at our annual meeting of shareholders or for appointment by the Board to fill existing or newly created vacancies on the Board, identifying members of the Board to serve on and to chair each Board committee, developing and revising as appropriate our Corporate Governance Guidelines, and recommending such guidelines or revisions to the Board. Other responsibilities of the Nominating and Governance Committee include reviewing the charters of each Board committee and, when necessary or appropriate, recommending changes in such charters to the Board, overseeing the annual evaluation by the Board of itself and its members, overseeing the Board’s evaluation of management, conducting an annual evaluation of its performance in fulfilling its duties and responsibilities and making regular reports to the Board, monitoring the development of best practices regarding corporate governance and taking a leadership role in shaping the corporate governance of

Cascade. Each member of the Nominating and Governance Committee is independent in accordance with the requirements of the NYSE. The charter of the Nominating and Governance Committee is available at www.cascorp.com and in print to any shareholder who requests it.

The policy of the Nominating and Governance Committee is to consider recommendations for director nominees submitted by shareholders. Shareholders desiring that the Nominating and Governance Committee consider their recommendations for nominees should submit their recommendations, together with appropriate biographical information and qualifications, in writing to the Nominating and Governance Committee. Nominee recommendations should be addressed to:

Corporate Secretary
Cascade Corporation
Post Office Box 20187
Portland, OR 97294-0187

Our Corporate Governance Guidelines contain Board membership criteria that apply to nominees recommended by the Nominating and Governance Committee. Under these criteria, nominees should possess the highest personal and professional ethics, a background and expertise that is useful to Cascade and complementary to and different from the background of the other directors, and a willingness to devote the required time to the duties and responsibilities of Board membership. In fulfilling its responsibility to identify individuals qualified to serve on the Board and recommending to the Board nominees for election at our annual meeting of shareholders or for appointment by the Board to fill an existing or newly created vacancy on the Board, the Nominating and Governance Committee evaluates the Board’s effectiveness and composition, including considering matters such as the business and professional backgrounds of directors, their age, current employment, community service and other board service, as well as the racial, ethnic, and gender diversity of the Board.

When nominating a candidate to fill a vacancy created by the expiration of the term of a member of the Board, the Nominating and Governance Committee determines whether the incumbent director is willing to stand for re-election. If so, the Committee evaluates his or her performance in office to determine suitability for continued service, taking into consideration the value of continuity and familiarity with the company’s business, the director’s history of attendance at board and committee meetings, and the director’s preparation for and participation in such meetings. When nominating a candidate to fill a vacancy where the Committee has determined that an incumbent director should not or is not willing to stand for re-election or where the need to add a new board member has been identified, the Committee initiates a candidate search by seeking input from members of the Board and senior management, considering recommendations submitted by shareholders, and hiring a search firm, if necessary.

The nominating process begins by identifying a candidate or group of candidates, including any candidates who may be submitted by shareholders, who will satisfy specific criteria and otherwise qualify for membership on the Board. These candidates are then presented to the Nominating and Governance Committee, which ranks the candidates. The Chairman, the CEO, and at least one member of the Nominating and Committee interview the prospective candidate or candidates. Other Board members are offered the opportunity to interview candidates. The Nominating and Governance Committee then meets to consider and approve the final candidate or candidates and to recommend and seek the endorsement of the full Board.

Executive Sessions

Non-management directors meet in executive session without management in conjunction with at least one each Board meeting each quarter and may also meet at other times.

Contacting the Board

Individuals may contact the Board as a group or an individual director at the following mailing address:

Board of Directors
Attention: Corporate Secretary
Cascade Corporation
Post Office Box 20187
Portland, OR 97294-0187

The name of the individual director or group of directors to whom the communication is directed should be clearly specified. The Corporate Secretary will promptly forward communications to specified director addressees or to Mr. Osterman if the communication is addressed to the full Board. Shareholders wishing to submit proposals for inclusion in the proxy statement relating to the 2006 annual meeting of shareholders should follow the procedures specified under “Shareholder Proposals” below. Shareholders wishing to recommend nominees for the Board should follow the procedures specified under “Corporate Governance and Other Board Matters—Nominating and Governance Committee.”

Director Compensation

During the fiscal year ended January 31, 2005, non-employee directors other than the Chairman received an annual retainer of $24,000. Mr. Osterman received a $75,000 annual retainer as Chairman. Non-employee directors also received $1,000 for each Board meeting and $700 for each committee meeting attended. Each non-employee director was awarded 5,000 stock appreciation rights upon approval of the SAR Plan at the 2004 annual meeting of shareholders and will receive an annual award of 1,000 stock appreciation rights (2,700 stock appreciation rights if Proposal 2 is approved) following each annual meeting of shareholders. Effective March 1, 2005, each non-employee director will receive $1,000 for each committee meeting attended and effective May 1, 2005, the chair of the Audit Committee will receive an annual retainer of $10,000 and the chairs of the Compensation Committee and the Nominating and Governance Committee will each receive annual retainers of $3,000. The directors are reimbursed for travel and other expenses attendant to Board membership.

PROPOSAL 2: APPROVAL OF AMENDMENT TO THE CASCADE CORPORATION STOCK APPRECIATION RIGHTS PLAN

This proposal asks the shareholders to approve the amendment of the Stock Appreciation Rights Plan (“SAR Plan”) to (1) limit to 750,000 the number of shares of Cascade common stock that may be issued under the SAR Plan upon the exercise of stock appreciation rights, (2) limit to 100,000 the number of shares of Cascade common stock that may be issued under the SAR Plan to any one individual upon the exercise of stock appreciation rights awarded during any single fiscal year, and (3) increase the annual award of stock appreciation rights to non-employee directors from 1,000 to 2,700. The Board adopted the amendment on March 1, 2005, subject to shareholder approval. A copy of the SAR Plan, with proposed changes noted is attached to this proxy statement as Appendix B.

The SAR Plan provides for the award of stock appreciation rights to key executive employees as determined by the Compensation Committee and the Board. A holder exercising a stock appreciation right is entitled to receive an amount, payable in Cascade common shares, equal to the excess of the market value of a common share on the date of exercise over the base price established by the Compensation Committee at the time the right was granted. The base price cannot be less than the fair market value of a common share on the date of grant.

The Board recommends that you vote to approve the amendment to the SAR Plan for the following reasons:

•       Establishing a limit on the number of shares which may be issued under the Plan and removing the existing restriction on the number of rights which may be granted will assure that the Plan will retain the flexibility necessary to remain a critical element of our executive compensation program in order to attract and retain key executive employees, and that grants of stock appreciation rights comply with applicable New York Stock Exchange requirements.

•       Under Section 162(m) of the Internal Revenue Code, the tax deduction available for compensation paid to its CEO or any of its other four most highly compensated officers in any year is limited to $1 million per person. However, under IRS regulations, compensation received through the exercise of a stock appreciation right will not be subject to the $1 million limit if the stock appreciation right and the plan pursuant to which it is granted meet certain requirements. One of these requirements is that shareholders approve a limit on the number of shares that may be issued upon exercise of stock appreciation rights granted to an employee during a specified period. The Board believes that approval of the amendment to the SAR Plan will allow compensation received upon the exercise of stock appreciation rights to be exempt from the $1 million deduction limit.

•       Increasing the number of stock appreciation rights awarded annually to non-employee directors will increase our ability to attract and retain qualified directors and bring the overall compensation paid to our directors to a level that the Board believes is appropriate following an overall review of director compensation.

Description of the SAR Plan

The following description of the SAR Plan is a summary and not a complete description. The complete SAR Plan, as it is proposed to be amended, is attached to this proxy statement as Appendix B.

Purpose

The purpose of the SAR Plan is to recognize the contribution of our executives to our success, to provide them with incentives to enhance our business prospects, and to recognize their role and that of the Board in increasing our value over the long term.

Term

The SAR Plan will remain in effect until all stock appreciation rights granted under the SAR Plan have been exercised or expired. However, no stock appreciation rights may be granted under the SAR Plan after May 31, 2013.

Administration

The SAR Plan is administered by the Compensation Committee. Subject to the provisions of the SAR Plan, the Compensation Committee may designate employee participants, determine the amount and other terms and conditions of awards of stock appreciation rights to employees (with such determinations subject to Board approval in the case of awards to officers), adopt and amend rules and regulations relating to administration of the SAR Plan, advance the lapse of any waiting period, accelerate any exercise date, and make all other determinations in the judgment of the Compensation Committee necessary or desirable for the administration of the SAR Plan.

Eligibility

Awards of stock appreciation rights under the SAR Plan may be granted to key executive employees that the Compensation Committee deems eligible. To date, 12 employees have been granted awards under the SAR Plan. Each current non-employee director, of whom we have five, was awarded 5,000 stock appreciation rights upon the approval of the SAR Plan by the shareholders in May 2004. Each new non-employee director will be awarded 5,000 stock appreciation rights upon election to the Board by the shareholders. If the proposed amendment is approved, each continuing non-employee director will receive an additional 2,700 stock appreciation rights following each annual meeting of shareholders. Continuing non-employee directors currently receive 1,000 stock appreciation rights following each annual meeting of shareholders.

Terms of Stock Appreciation Rights

The price of each stock appreciation right will be established by the Compensation Committee and may not be less than the fair market value of a share of our common stock on the date the stock appreciation right is granted. The fair market value of a share of our common stock will be equal to the closing price of the stock as quoted on the NYSE or if not so quoted, as otherwise determined under the terms of the SAR Plan. Stock appreciation rights may be exercised during the period determined by the Compensation Committee, but no stock appreciation right will be exercisable after 10 years from the date of grant. If the proposed amendment is approved, the number of shares of Cascade common stock that may be issued under the SAR Plan upon the exercise of stock appreciation rights will be limited to 750,000, subject to adjustment for changes in capitalization. In addition, the number of shares of Cascade common stock that may be issued under the SAR Plan to any one individual upon the exercise of stock appreciation rights granted in any single Cascade fiscal year will be limited to 100,000, subject to adjustment for changes in capitalization.

Non-Transferability

During a participant’s lifetime, stock appreciation rights granted to a participant are exercisable only by the participant, the participant’s payee pursuant to a valid domestic relations court order, or by a legally designated guardian or conservator. With the prior consent of the Compensation Committee, stock appreciation rights may be transferred to a trust for the participant’s benefit established for estate planning purposes.

Changes in Capital Structure and Similar Transactions

In general, if the outstanding shares of our common stock are increased, decreased or changed into or exchanged for a different number or kind of shares by reason of any recapitalization, reclassification, stock split, combination of shares or dividend payable in shares, the Compensation Committee will make appropriate adjustments in the price and number of outstanding stock appreciation rights then unexercised so that the participant’s proportionate interest before and after the occurrence of the event is maintained. Except where our shareholders receive capital stock of another corporation (“Exchange Stock”) in exchange for their Cascade common shares in any transaction involving a merger, consolidation, reorganization, or plan of exchange (an “Exchange Transaction”), in the event of a merger, consolidation, reorganization, plan of exchange, or liquidation involving Cascade as a result of which our shareholders receive cash, stock, or other property in exchange for or in connection with their common shares (an “Accelerating Event”), any stock appreciation right granted under the SAR Plan will terminate, but the participant will have the right during the 30-day period immediately prior to any such Accelerating Event to elect to exercise stock appreciation rights awarded him or her, in whole or in part, without any limitation on exercisability; provided, however, that such exercise will be deemed to occur immediately prior to such Accelerating Event and will be contingent upon the occurrence of such Accelerating Event. If our shareholders receive Exchange Stock in an Exchange Transaction, all stock appreciation rights granted under the SAR Plan will be converted into stock appreciation rights and awards measured by the Exchange Stock, unless the Compensation Committee determines that any or all such stock appreciation rights will not be converted but will instead terminate in accordance with the provisions of the SAR Plan. The amount and price of converted stock appreciation rights will be determined by adjusting the amount and price of awards granted under the SAR Plan to take into account the relative values of the Exchange Stock and our common shares in the transaction.

Amendment

The Board may modify or amend the SAR Plan as it deems advisable because of changes in the law while the SAR Plan is in effect or for any other reason. However, no change in an award already granted can be made without the written consent of the holder of such award. The maximum number of shares that may be issued under the SAR Plan may be increased and the provisions of the SAR Plan with respect to stock appreciation rights issued to non-employee directors may be modified only upon approval of our shareholders.

Other Information

A new plan benefits table, as described in the proxy rules of the Securities and Exchange Commission, is not provided because benefits under the SAR Plan will depend on the Compensation Committee’s actions and the fair market value of our common stock at future dates. Awards of stock appreciation rights under the SAR Plan for the fiscal year ended January 31, 2005 were as follows: Robert C. Warren, President and Chief Executive Officer, 72,000, Terry H. Cathey, Senior Vice President and Chief Operating Officer, 48,000, Richard S. Anderson, Senior Vice President and Chief Financial Officer, 48,000, Gregory S. Anderson, Senior Vice President—Human Resources, 48,000, Joseph G. Pointer, Vice President—Finance, 33,000, all executive officers as a group, 381,000, all non-executive officers as a group 14,000, and all non-employee directors as a group, 25,000. The closing price of our common stock, as reported on the NYSE on March 29, 2005, was $33.59 per share.

U.S. Federal Income Tax Consequences

A participant will not recognize taxable income upon the grant of a stock appreciation right. Upon the exercise of a stock appreciation right, a participant will recognize taxable ordinary income equal to the difference between the fair market value of the underlying shares on the date of exercise and the grant price of the stock appreciation right. Cascade will be entitled to a deduction in the same amount and at the time a participant recognizes ordinary income.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about equity awards under the Cascade Corporation 1995 Senior Managers Stock Incentive Plan and the Cascade Corporation Stock Appreciation Rights Plan, our only equity compensation plans in effect as of January 31, 2005, the end of our last fiscal year. No awards may be granted under the Cascade Corporation 1995 Senior Managers Stock Incentive Plan after May 8, 2005.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights(1)	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)(2)
Equity compensation plans approved by security holders	1,350,974	$16.02	584,084
Equity compensation plans not approved by security holders	—	—	—
Total	1,350,974		584,084

(1)          The number of common shares to be issued upon the exercise of outstanding stock appreciation rights was calculated by determining the difference between $33.59, the closing price of Cascade common stock on March 29, 2005 and the base price of the stock appreciation right established at the time of grant, multiplying that figure by the number of stock appreciation rights outstanding, and then dividing the product by $33.59, the closing price of Cascade common stock on March 29, 2005.

(2)          As discussed in Proposal 2 above on page 6, the Board has adopted an amendment to the SAR Plan, subject to shareholder approval, to limit the number of shares that may be issued under the SAR Plan to 750,000. The number of common shares remaining available for future issuance under the SAR Plan was calculated by deducting from 750,000 the number shares of common stock that are to be issued upon the exercise of presently outstanding stock appreciation rights as determined pursuant to the preceding footnote.

COMPENSATION COMMITTEE’S REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee administers Cascade’s executive compensation program. In this role, the Compensation Committee reviews and makes recommendations to the Board with respect to the compensation of Cascade’s key management personnel and Cascade’s incentive and equity-based compensation plans. The Compensation Committee operates under a written charter adopted by the Board and its members are all independent Directors appointed by the Board.

Compensation Philosophy.   Cascade’s executive compensation programs are intended to attract, motivate and retain executives who are vital to its long-term success and to building shareholder value. The Compensation Committee believes that compensation for key executives should consist of three major elements: base salary, annual incentive, and long term incentive and that executive compensation should include substantial performance incentives. The Compensation Committee also believes that (i) base salary should approximate the mean or median for executives with like responsibilities in comparable companies and industries and (ii) the total of base salary, annual incentive, and long-term incentive, when compared to executives with like responsibilities in comparable companies and industries, should be in the 50th to 75th percentile when Cascade’s performance is judged to be good, and above the 75th percentile when performance is judged to be excellent.

Compensation for Fiscal 2005.   As described above, the Compensation Committee believes that the base salaries of Cascade’s executives should approximate the mean or median for executives with like responsibilities in comparable companies and industries. For fiscal 2005, the base salaries recommended by the Compensation Committee and approved by the Board were based on analyses prepared by outside compensation consultants of peer group compensation and broader market compensation data for executives with like responsibilities in similar industries.

Fiscal 2005 annual executive incentive payments were structured to encourage the building of shareholder value by maximizing Cascade’s pretax income. Consequently, certain executives, including the CEO and the next four most highly compensated executive officers (“named executive officers”), were eligible to receive a specified percentage (depending on position) of pre-tax income before non-recurring income or expense items, incentive payments and certain other expenses (“IBT”) if IBT exceeded $17 million. The percentage of IBT each executive was entitled to receive increased if IBT exceeded $22 million, and increased again if IBT exceeded $28 million. Annual incentive payments were limited to a maximum of 100% to 150% of each executive’s base salary depending on their position. IBT for fiscal 2005 was $45.3 million, resulting in incentive payments to these executive officers equal to 100% of the maximum amount they could have received. Certain other executive officers received annual incentive payments based upon the sales levels or pretax operating income of the business units for which they were responsible, which payments ranged from 12% to 100% of the maximum amount they could have received.

Long-term incentives in fiscal 2005 consisted of awards of stock appreciation rights (SAR or SARS) under the Cascade Corporation Stock Appreciation Rights Plan, which was approved by the shareholders at the 2004 annual meeting. The stock appreciation rights were awarded with an exercise price equal to the fair market value of Cascade’s common stock on the date of the award, have a term of 10 years, and become exercisable on an annual basis ratably over four years. The number of SARS granted to each executive in fiscal 2005 was determined using grant ranges established by the Compensation Committee of the board of directors with minimum, target, and maximum grants based on Cascade’s fiscal year ended January 31, 2004 (“fiscal 2004”) return on average consolidated assets (defined as net income before extraordinary items divided by the average total consolidated assets at the beginning and end of each fiscal quarter). The Compensation Committee set a target rate of return on average consolidated assets, with 100% of the target return on average consolidated assets equaling the target grant of SARS, 90% of the target return on average consolidated assets equaling the minimum grant of SARS and 110% of the target return on average consolidated assets equaling the maximum grant of SARS. Cascade’s fiscal 2004 return on average consolidated assets was 108% of the target rate. Therefore the SARS granted in fiscal 2005 approached the maximum permitted under the guidelines set by the Compensation Committee. A total of 381,000 stock appreciation rights were awarded to Cascade executive officers, including the CEO, in fiscal 2005.

CEO Compensation.   The Compensation Committee recommended and the Board established the CEO’s base salary according to the criteria outlined above. For fiscal 2005, Mr. Warren’s annual incentive compensation range was from 30% to 150% of his base salary, and the $600,000 actual incentive payment was 100% of the maximum which he could have earned. Mr. Warren’s long-term incentive awarded in fiscal 2005 consisted of 72,000 stock appreciation rights on the terms described above.

Internal Revenue Code Section 162(m).   Section 162(m) of the Internal Revenue Code limits to $1 million the amount of Cascade’s tax deduction for certain compensation paid to the CEO and the named executive officers. Certain qualifying “performance-based” compensation (i.e., compensation paid under a plan administered by a committee of outside directors, based on achieving objective performance goals, the material terms of which have been approved by shareholders) is not subject to the $1 million deduction limit. Compensation paid in fiscal 2005 is not expected to exceed $1 million for any named executive officer and therefore the Compensation Committee believes that Cascade will not be subject to any Section 162(m) limitations on deductibility. However, the Compensation Committee reserves the right to recommend future compensation that does not comply with the Section 162(m) requirements for deductibility if it concludes that this is in the best interests of Cascade.

COMPENSATION COMMITTEE
Nicholas R. Lardy, Chair
James S. Osterman
Henry W. Wessinger II

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Messrs. Osterman, Lardy, and Wessinger, all independent directors. During the fiscal year ended January 31, 2005, none of Cascade’s executive officers served on the board of directors of any entities whose directors or officers serve on Cascade’s Compensation Committee.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is established pursuant to Cascade’s Bylaws and its activities are governed by a written charter that is attached as Appendix A to this proxy statement and is also available on Cascade’s corporate website, www.cascorp.com. The current members of the Audit Committee are Mr. McDougall, Dr. Lardy, Mr. Osterman, Mr. Wessinger, and Dr. Wilgenbusch. Each member of the audit committee is independent as defined under the applicable rules of the NYSE and the Securities and Exchange Commission. The Board of Directors has determined that Mr. McDougall qualifies as an “audit committee financial expert” as defined in the rules of the Securities and Exchange Commission.

The Audit Committee assists the Board of Directors in fulfilling its responsibilities for general oversight of the integrity of Cascade’s financial statements, the independent registered public accounting firm’s qualifications and independence, the performance of Cascade’s internal audit function and independent registered public accounting firm, and Cascade’s compliance with legal and regulatory requirements. The Audit Committee is also charged with the responsibility for satisfying itself that Cascade’s system of internal controls is reasonably adequate and is operating effectively, that Cascade’s systems, procedures, and policies provide reasonable assurance that financial information is fairly presented, overall annual audit coverage is satisfactory and is designed to provide reasonable assurance that Cascade’s financial statements fairly reflect its financial condition and the results of its operations, and that appropriate standards of business conduct are established and observed.

Management is responsible for Cascade’s internal controls and financial reporting. PricewaterhouseCoopers LLP, our registered public accounting firm, is responsible for completing an integrated audit of our consolidated financial statements and our internal control over financial reporting in accordance with the standards of the Public Accounting Oversight Boards and for issuing opinions on those audits.

In this context, we report that in discharging our responsibilities and in addition to other work, we:

•       Reviewed and discussed with management and the independent registered public accounting firm, the annual consolidated financial statements for the fiscal year ended January 31, 2005.

•       Reviewed and discussed with management their assessment of internal controls over financial reporting at January 31, 2005. This includes discussions regarding Cascade’s internal controls and overall quality of financial reporting.

•       Reviewed the independent registered public accounting firm’s audit plan for the fiscal year ended January 31, 2005 and the results of their audit of the consolidated financial statements and management’s assessment of internal controls over financial reporting.

•       Discussed with the independent registered public accounting firm’s the matters that Statement on Auditing Standards No. 61 (Communications with Audit Committees) requires them to discuss with us.

•       Received written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 relating to their independence from Cascade, and we have discussed with the independent registered public accounting firm their independence from Cascade.

•       Considered whether the independent registered public accounting firm’s nonaudit services were compatible with maintaining their independence from Cascade.

Based on the review and discussion referred to above, we recommended to the Board, and the Board approved, that the audited annual consolidated financial statements for fiscal year 2005 and the report on management’s assessment of internal control over financial reporting be included in Cascade’s Annual Report on Form 10-K for the fiscal year ended January 31, 2005 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
Duane C. McDougall, Chair
Nicholas R. Lardy
James S. Osterman
Henry W. Wessinger II
Nancy A. Wilgenbusch

VOTING SECURITIES—STOCK OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common shares as of March 29, 2005, by (i) each person or entity who is known by us to own beneficially more than 5% of our common shares, (ii) each of our directors, (iii) each of the named executive officers listed in the Summary Compensation Table on page 17, and (iv) all our directors and executive officers as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
FMR Corp. The total shown reflects an amendment to Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005.
82 Devonshire Street
Boston, Massachusetts 02109	1,208,100		9.9%

The Robert C. and Nani S. Warren Revocable Trust, of which Nani S. Warren, Robert C. Warren, Jr., and C. Calvert Knudsen are Trustees and share investment powers. Mr. Warren has sole voting power. Mr. Knudsen disclaims beneficial ownership in Trust shares.

c/o P.O. Box 20187
Portland, Oregon 97294-0187	827,896		6.8%
Nani S. Warren Revocable Trust, of which Nani S. Warren is Trustee and has sole investment power.
c/o P.O. Box 671
Eastsound, Washington 98245	789,596		6.5%
Barclays Global Investors, N.A. and Barclays Global Fund Advisors. The total shown reflects a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005.
45 Fremont Street
San Francisco, California 94105	1,021,016	(7)	8.3%
Royce & Associates, LLC The total shown reflects an amendment to Schedule 13G filed with the Securities and Exchange Commission on January 21, 2005.
1414 Avenue of the Americas
New York, New York 10019	1,035,600		8.5%
Robert J. Davis Family The total shown reflects a Schedule 13D filed with the Securities Exchange Commission on September 12, 2000. Shares are voted as directed by Mr. Robert J. Davis.
17530 Little River Dr.
Bend, Oregon 97707	682,100		5.6%
Robert C. Warren, Jr.	401,525	(3)(4)	3.2%
James S. Osterman	11,937		*
Nicholas R. Lardy	11,637	(6)	*
Duane C. McDougall	6,750		*
Henry W. Wessinger II	1,750		*
Nancy A. Wilgenbusch	6,937		*
Richard S. Anderson	106,184	(3)	*
Gregory S. Anderson	86,824	(3)	*
Terry H. Cathey	106,875		*
Joseph G. Pointer	43,217		*
14 Executive Officers and Directors as a Group	1,740,257	(5)	13.4%

*                    Less than 1% of outstanding shares.

(1)          Includes shares issuable upon exercise of currently vested stock options and stock appreciation rights or options and stock appreciation rights that will vest within 60 days of March 29, 2005, as follows: R.C. Warren, Jr., 274,195, T.H. Cathey,  96,923, R.S. Anderson, 97,054, G.S. Anderson, 80,378, J.G. Pointer, 43,217, N.R. Lardy, 5,250, J.S. Osterman, 6,250, H.W. Wessinger II, 1,250, N.A. Wilgenbusch, 6,250, D.C. McDougall, 3,750, and all executive officers and directors as a group, 742,401. The number of shares issuable upon the exercise of  stock appreciation rights was calculated by determining the difference between the closing price of Cascade common stock on March 29, 2005, and the base price of the stock appreciation right established at the time of grant, multiplying that figure by the number of vested stock appreciation rights held by the officer, director or group, and dividing the product in each case by the closing price of a share of Cascade stock on March 29, 2005.

(2)          No officer or director owns more than 1% of Cascade’s outstanding shares, except for R.C. Warren, Jr., who may be considered to own beneficially 9.8%, which includes shares held as trustee for The Robert C. and Nani S. Warren Revocable Trust.

(3)          Includes shares held for the benefit of these officers by a 401(k) plan as follows: R.C. Warren, Jr., 35,208, R.S. Anderson, 4,197, G.S. Anderson, 204.

(4)          Includes shared voting and investment powers as to 28,580 shares and sole voting and investment powers as to 9,592 shares, all held as fiduciary for the benefit of various family members, and 1,700 shares owned by Mr. Warren’s spouse, as to all of which Mr. Warren disclaims beneficial ownership.

(5)          Includes an aggregate of 867,768 shares held by officers and directors in fiduciary capacities.

(6)          Includes 1,000 shares held in a trust for the benefit of certain relatives of Dr. Lardy. Dr. Lardy, who is a co-trustee of the trust, disclaims beneficial ownership of such shares.

(7)          Barclay’s Global Investors, NA has sole voting power with respect to 817,554 shares and sole dispositive power with respect to 896,481 shares. Barclays Global Fund Advisors has sole voting power with respect to 123,373 shares and sole dispositive power with respect to 124,535 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and holders of more than 10% of any class of our shares to file reports regarding their stock ownership and any changes in that ownership with the Securities and Exchange Commission. We believe our executive officers, directors and 10% shareholders complied with all Section 16(a) filing requirements during the year ended January 31, 2005, except that the directors listed on pages 1 and 2, the executive officers listed in the Summary Compensation Table below, and Michael E. Kern, Vice President—MHP Marketing and Sales, Charlie S. Michelson, Vice President and Managing Director, Europe, Jeffrey K. Nickoloff, Vice President—Corporate Manufacturing, and Anthony F. Spinelli, Vice President—OEM Products, each inadvertently made one late report with respect to stock appreciation rights awarded in May 2004.

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following table provides information concerning compensation of our CEO and each of our four other most highly compensated officers for the fiscal year ended January 31, 2005, and for each of the prior two fiscal years.

				Long-Term Compensation Awards
				Number of Shares
	Annual Compensation			Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Options/SARS(1)	Compensation(2)(3)
Robert C. Warren, Jr.	2005	$400,000	$600,000	72,000	$16,400
President and Chief	2004	350,000	464,415	76,900	15,000
Executive Officer	2003	325,000	256,750	57,000	14,000
Terry H. Cathey	2005	230,000	300,000	48,000	16,400
Sr. Vice President and	2004	210,000	256,976	31,000	15,000
Chief Operating Officer	2003	210,000	169,625	20,000	13,867
Richard S. Anderson	2005	230,000	300,000	48,000	16,400
Sr. Vice President and	2004	210,000	256,976	31,000	15,000
Chief Financial Officer	2003	190,000	169,625	20,000	13,467
Gregory S. Anderson	2005	165,000	165,000	48,000	13,101
Sr. Vice President—Human	2004	150,000	139,325	20,500	12,000
Resources	2003	147,500	93,200	15,000	11,733
Joseph G. Pointer	2005	160,000	160,000	33,000	12,734
Vice President—Finance	2004	150,000	139,325	20,500	11,737
	2003	145,000	93,200	15,000	11,206

(1)          The named executive officers were granted stock appreciation rights in fiscal 2005 and stock options in fiscal 2004 and 2003.

(2)          The amounts shown primarily relate to Cascade contributions to a 401(k) plan for the benefit of the named executives.

(3)          The named executives did not receive perquisites and personal benefits in excess of reporting requirements. The totals shown do not include the following tax reimbursements related to the use of company automobiles during fiscal 2005, 2004 and 2003, respectively: R.C. Warren, $15,205, $13,048, and $2,738; T.H. Cathey, $15,843, $15,272, and $1,442; R.S. Anderson, $17,734, $9,510, and $3,833; G.S. Anderson, $17,436, $15,273, and $3,650; J.G. Pointer, $14,270, $10,275, and $4,563.

SAR Grants

The following table shows all stock appreciation rights with respect to our common stock granted to the named executive officers during the fiscal year ended January 31, 2005.

SAR Grants in Last Fiscal Year

	Number of Shares Underlying SARS Granted in	Number of SARS Granted	% of Total SARS Granted To Employees in Fiscal	Grant Price Per	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for SARS Term(2)
Name	Fiscal 2005(1)	in Fiscal 2005	2005	SAR	Date	5%	10%
Robert C. Warren, Jr.	26,665	72,000	21.7%	$21.15	May 2014	$957,681	$2,426,951
Terry H. Cathey	17,777	48,000	10.7%	21.15	May 2014	638,454	1,617,967
Richard S. Anderson	17,777	48,000	10.7%	21.15	May 2014	638,454	1,617,967
Gregory S. Anderson	17,777	48,000	10.7%	21.15	May 2014	638,454	1,617,967
Joseph G. Pointer	12,221	33,000	7.4%	21.15	May 2014	293,040	742,620

(1)          The number of shares underlying stock appreciation rights was calculated by determining the difference between the closing price of Cascade common stock on March 29, 2005, and the base price of the stock appreciation rights established at the time of grant, multiplying that figure by the number of stock appreciation rights held by the officer, and then dividing the product by the closing price of Cascade common stock on March 29, 2005.

(2)          Potential Realizable Value calculation assumes appreciation of our common stock at the rate shown beginning on the date of grant through the expiration date of the stock appreciation right. There can be no assurance that our common stock will appreciate any particular rate or at all.

Option Exercises and Fiscal Year End Option Values

The following table sets forth certain information regarding option exercises during the fiscal year ended January 31, 2005, by the named executive officers and the fiscal year end value of unexercised options and stock appreciation rights held by such officers as of the end of fiscal 2005.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

	Shares Acquired	Value	Number of Securities Underlying Unexercised Options and Stock Appreciation Rights at January 31, 2005		Potential Value of Unexercised In-the-Money Options and Stock Appreciation Rights at January 31, 2005(2)
Name	on Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Robert C. Warren, Jr.	—	—	222,720	133,446	$5,110,629	$2,839,869
Terry H. Cathey	3,452	$83,728	72,173	58,000	1,711,685	1,180,350
Richard S. Anderson	—	—	72,304	58,000	1,696,888	1,180,350
Gregory S. Anderson	889	$21,563	59,503	47,625	1,419,017	946,945
Joseph G. Pointer	—	—	26,092	41,293	714,205	849,115

(1)          The value realized equals the difference between the option exercise price and the closing price of our common stock on the date of exercise of the option, multiplied by the number of options exercised.

(2)          The value of unexercised in-the-money options and SARS equals the difference between the option exercise price or the SARS grant price and the closing price of Cascade common stock on January 31, 2005, multiplied by the number of equivalent shares underlying the options and SARS. The closing price of our common stock as reported on the New York Stock Exchange was $36.60 on January 31, 2005.

Severance Agreements

We have entered into severance agreements with Messrs. Warren, R.S. Anderson, and Cathey. Under the agreements, each would be entitled to certain benefits if his employment is involuntarily terminated (other than for cause) within 12 months following a change in control of Cascade. In addition to discharge, involuntary termination includes resignation following a change which materially reduces an individual’s level of responsibility, a 20% reduction in level of compensation, or a relocation of place of employment by more than 50 miles.

The agreements define a change in control of Cascade as (a) a change in the composition of the Board over a period of 24 months or less as a result of contested elections which results in a majority of Board members who were not Board members at the beginning of the period or were not subsequently nominated or elected by the Board; (b) sale, transfer or other disposition of substantially all of Cascade’s assets; (c) a merger or consolidation in which securities with more than 50% of the voting power of all outstanding Cascade securities are transferred to persons different from the holding of such securities prior to the transaction; or (d) the successful acquisition of securities possessing more than 35% of the voting power of all outstanding Cascade securities pursuant to a transaction or series of related transactions that the Board does not recommend for shareholder acceptance or approval.

An officer whose employment is involuntarily terminated following a change in control would receive the following severance benefits: (a) a lump sum payment equal to 2.99 times the officer’s average annual compensation of the prior three years as reported on Form W-2; (b) accelerated vesting of all outstanding stock options and stock appreciation rights; and (c) continued health coverage for the officer and eligible dependents for a period of 24 months or until the officer is covered by another health plan which provides a substantially similar level of benefits. In order to avoid becoming an excess parachute payment under federal tax laws, the total benefit package is limited to 2.99 times the officer’s average compensation as reported on Form W-2 for the prior five years, subject to certain exceptions, provided under the Internal Revenue Code.

Each agreement provides that the officer will not compete with us for a period of 24 months following termination of employment for any reason.

PERFORMANCE GRAPH

The following graph compares the annual percentage change in the cumulative shareholder return on our common stock with the cumulative total return of the Russell 2000 Index and an industry group of peer companies, in each case assuming investment of $100 on January 31, 2000, and reinvestment of dividends. The stock price performance shown in the graph below is not necessarily indicative of future stock price performance. Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the stock performance graph shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG CASCADE CORPORATION, THE RUSSELL 2000 INDEX
AND A PEER GROUP

*       $100 INVESTED ON 1/31/00 IN STOCK OR INDEX—INCLUDING REINVESTMENT OF DIVIDENDS FISCAL YEAR ENDING JANUARY 31.

The peer group comprises the following companies: Actuant Corporation., Alamo Group Inc., Ampco-Pittsburgh Corporation, Astec Industries, Inc., Columbus-McKinnon Corporation, Gehl Company, Gulf Island Fabrication, Inc., IDEX Corporation, Lindsay Manufacturing Company, Nordson Corporation.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has recommended to the Board that PricewaterhouseCoopers LLP serve as Cascade’s registered public accounting firm for the fiscal year ending January 31, 2006. Cascade expects representatives of PricewaterhouseCoopers LLP to be present at the meeting. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

Fees billed for professional services performed by PricewaterhouseCoopers LLP for fiscal years ended January 31, 2005 and 2004 were as follows:

	2005	2004
Audit fees(1)	$1,547,000	$686,000
Audit-related fees(2)	27,000	27,000
Tax return preparation and planning activities	148,000	160,000
Other tax fees(3)	97,000	393,000
All other fees(4)	28,000	347,000
Total	$1,847,000	$1,613,000

(1)          Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements, audit of management’s assessment of internal control effectiveness and audit services provided in connection with other statutory or regulatory filings. Fees billed in 2004 were revised from amounts reported in the proxy statement for our 2004 annual meeting due to 2004 fees of $50,000 which were approved after the filing of the proxy statement.

(2)          Audit-related fees consisted primarily of accounting consultations, employee benefit plan audits, services related to business acquisitions, and other attestation services.

(3)          Tax fees consisted of transfer pricing services and international, federal, and state tax advice. Fees related to transfer pricing services were $50,000 and $195,000 for fiscal 2005 and fiscal 2004, respectively.

(4)          All other fees principally included services related to business acquisitions and Sarbanes-Oxley matters in 2005 and 2004. Fees related to business acquisitions were $312,000 for fiscal 2004.

Under its charter, the Audit Committee must pre-approve all auditing services and permitted non-audit services (including fees and terms) to be performed by our independent registered public accounting firm, unless an exception to pre-approval for de minimus non-audit services exists under the Securities Exchange Act of 1934. Each year, the independent registered public accounting firm retention to audit our financial statements, including the associated fee, is approved by the Audit Committee before the filing of the preceding year’s annual report on Form 10-K. At the beginning of each fiscal year, management submits to the Audit Committee a summary of all proposed non-audit services expected to be performed by the independent registered public accounting firm in the next year, including a brief description of the project and an estimated project cost. The Audit Committee approves the summary as submitted or with such changes to the scope and nature of work to be performed as it deems desirable. Additional non-audit services identified during the year are submitted to the Audit Committee for approval at the next quarterly Audit Committee meeting. If the services are scheduled to commence prior to the next quarterly meeting, management obtains approval from the Chair of the Audit Committee to proceed with the services. The Chair of the Audit Committee makes the determination at interim dates of whether approval of the entire Audit Committee is needed. In the event the Chair of the Audit Committee is not available to approve non-audit services, a designated Vice-Chair of the Audit Committee can approve such services or determine if approval of the entire Audit Committee is needed. Any approval of non-audit services by the

Chair or Vice-Chair of the Audit Committee is reported to the full Audit Committee at each of its scheduled meetings.

Since May 6, 2003, the effective date of the Securities and Exchange Commission rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each new engagement of PricewaterhouseCoopers LLP was approved in advance by the Audit Committee and none of those engagements made use of the de minimus exception to pre-approval.

OTHER MATTERS

As of the date of this proxy statement, the only matters that we intend to present at the meeting are those set forth in the notice of meeting and in this proxy statement. We know of no other matters that may come before the meeting. However, if any other matters properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or person voting as proxies.

SHAREHOLDER PROPOSALS

Shareholder proposals submitted for inclusion in the proxy materials for the 2006 annual meeting must be received in writing by us no later than December 16, 2005. Any shareholder proposal that is not submitted for inclusion in the proxy materials for the 2006 annual meeting but is instead sought to be presented directly at that meeting will not be considered timely unless appropriate notice is provided to us no later than February 27, 2006. In addition, if we receive notice of a shareholder proposal after February 27, 2006, the persons named as proxies for the 2006 annual meeting will have discretionary voting authority to vote on such proposal at the 2006 annual meeting. Any shareholder making a proposal must have been a registered or beneficial owner of at least one percent of the outstanding common shares or common shares with a market value of at least $2,000 for at least one year prior to submitting the proposal and must continue to own the stock through the date the meeting is held.

ANNUAL REPORT

We are mailing our Annual Report on Form 10-K to shareholders with this Notice of Annual Meeting and Proxy Statement. The Annual Report is not incorporated in the Proxy Statement by reference, nor is it a part of the proxy-soliciting material.

A copy of our Annual Report on Form 10-K filed with the Securities and Exchange Commission is available without charge to record or beneficial shareholders as of the record date. Requests for the form should be addressed to the Secretary, Cascade Corporation, P.O. Box 20187, Portland, Oregon 97294-0180. A copy of the Annual Report on Form 10-K is also available at our website, www.cascorp.com.

Appendix A

CASCADE CORPORATION

AUDIT COMMITTEE CHARTER

Purpose

The Audit Committee is appointed by the Board of Directors (the “Board”) to assist the Board with oversight of (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements.

The Audit Committee is also charged with the responsibility for satisfying itself that (1) the Company’s system of internal controls is reasonably adequate and is operating effectively; (2) the Company’s systems, procedures and policies provide reasonable assurance that financial information is fairly presented; and (3) the overall annual audit coverage of the Company and its affiliates is satisfactory, and is designed to provide reasonable assurance that the Company’s financial statements fairly reflect its financial condition and the results of its operations. In addition, the Committee has the responsibility of satisfying itself that appropriate standards of business conduct are established and observed.

The Audit Committee shall also prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

Committee Membership

The Audit Committee shall consist of at least three members of the Board. The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Act of 1934 (the “Exchange Act”) and the rules and regulations of the Commission. At least one member of the Audit Committee shall be a financial expert as defined by the Commission.

The members of the Audit Committee shall be appointed by the Board on the recommendation of the Nominating and Governance Committee. Audit Committee members may be replaced by the Board.

Meetings

The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee shall meet periodically with management, the internal auditors (or other personnel responsible for the internal audit function) and the independent auditor in separate executive sessions. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Committee Authority and Responsibilities

The Audit Committee shall have the sole authority to appoint or replace the independent auditor. The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services. The independent auditor shall report directly to the Audit Committee.

The Audit Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor,

subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit.

The Audit Committee shall have unrestricted access to the Company’s management and books and records and the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of preparing or issuing an audit report and to any advisors employed by the Audit Committee. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall also annually review the Audit Committee’s own performance and present the results of such review to the Board.

The Audit Committee shall exercise the following duties and responsibilities:

Financial Statement and Disclosure Matters

1.     Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2.     Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including disclosures made in management’s discussion and analysis and the results of the independent auditor’s reviews of the quarterly financial statements.

3.     Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls, and any special steps adopted in light of material control deficiencies.

4.     Review and discuss quarterly reports from the independent auditors on:

(a)           All critical accounting policies and practices to be used.

(b)          All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c)           Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

5.     Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made). Any pre-release regarding earnings shall be reviewed and approved by the Chairman or any member of the Audit Committee.

6.     Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

7.     Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

8.     Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any problems or difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management, and management’s response.

9.     Discuss disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Oversight of the Company’s Relationship with the Independent Auditor

10.   Review and evaluate the lead partner of the independent auditor team.

11.   Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company.

12.   Receive periodic reports from the independent auditor regarding the auditor’s independence in accordance with applicable laws and New York Stock Exchange requirements and discuss such reports with the auditor. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and the internal auditor. The Audit Committee shall present its conclusions to the Board and, if so determined by the Audit Committee, recommend that the Board take additional action to satisfy itself of the qualifications, performance and independence of the auditor.

13.   Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm itself on a regular basis.

14.   Determine policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

15.   Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Company’s Internal Audit Function

16.   Review the appointment and replacement of the senior internal auditing executive.

17.   Review the significant reports to management prepared by the internal auditing department and management’s responses.

18.   Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

19.   Review any issues resulting from the independent accountant detecting or otherwise becoming aware of information that an illegal act has or may have occurred and subsequent compliance by the independent accountant with its responsibilities under Section 10A(b) of the Exchange Act.

20.   Obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations.

21.   Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

22.   Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

Appendix B

CASCADE CORPORATION

STOCK APPRECIATION RIGHTS PLAN

1.   Purposes.

This Plan is intended to enable Cascade Corporation (the “Corporation”) to recognize the contribution of executives of the Corporation and its subsidiaries to the Corporation’s success, to provide them incentives to enhance the Corporation’s business prospects and to recognize their role and that of the Board of Directors (the “Board”) in increasing value over the long term.

2.   Effective Date and Duration of Plan.

(a)   Effective Date.   The Plan shall become effective upon approval by the shareholders of the Corporation

(b)   Duration.   No stock appreciation rights may be granted under the Plan after May 31, 2013. However, the Plan shall continue in effect until all rights issued under the Plan have been exercised or have expired. The Board may suspend or terminate the Plan at any time, except with respect to outstanding stock appreciation rights. Termination shall not affect any outstanding stock appreciation rights, or the forfeitability of rights granted under the Plan.

3.   Administration.

The Plan shall be administered by the Compensation Committee of the Board. The Committee shall have full power and authority, subject to the provisions of the Plan, to:

(a)   Designate employee participants;

(b)   Determine the amount and other terms and conditions of awards of stock appreciation rights to employees, such determinations to be subject to Board approval in the case of grants to officers of the Corporation, and those terms and conditions of stock appreciation rights awarded to non-employee members of the Board of Directors which are not stated in Section 10 of the Plan..

(c)   Adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, and make all other determinations in the judgment of the Committee necessary or desirable for the administration of the Plan.

Decisions of the Committee as to interpretation of, and rights granted pursuant to, the Plan and any related agreement shall be final. The Committee in its sole discretion may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement.

4.   Eligibility.

The Committee may from time to time grant stock appreciation rights (“Rights”) to such key executive employees of the Corporation (“Participants”) or of any subsidiary as the Committee may deem eligible.

5.   Rights/Share Limitation [Available].

(a)   A Right is a right granted under the Plan which enables the holder to receive at the time of exercise an amount, payable solely in the form of Cascade Corporation common shares valued at Fair Market Value, equal to the difference between the Fair Market Value of a single common share of Cascade Corporation stock and the Base Price of a single common share of Cascade Corporation stock.

(b)   In no event shall more than 750,000 Cascade Corporation common shares, as adjusted by the Committee to reflect proportionately any recapitalization, reclassification, stock split, combination of shares, or dividend payable in shares in connection with Cascade Corporation common shares be issued pursuant to the Plan. [Rights be awarded under the Plan. Rights which expire or cease to be exercisable for any reason without being exercised shall again become available to be granted under the Plan.]

(c)   In no event shall more than 100,000 Cascade Corporation shares, as adjusted by the Committee to reflect proportionately any recapitalization, reclassification, stock split, combination of shares, or dividend payable in shares in connection with Cascade Corporation common shares, be issued to any one individual pursuant to the exercise of Rights granted to such individual under the Plan in a single fiscal year.

6.   Required Terms and Conditions of Rights.

The Committee may grant Rights under the Plan, subject to such rules, terms, and conditions as the Committee prescribes in accordance with the provisions of the Plan, including the following:

(a)    Base Price.   The Base Price of each Right shall be established by the Committee and may not be less than the Fair Market Value of a common share of Cascade Corporation common stock on the date the grant is made.

(b)   Fair Market Value.   The Fair Market Value of a common share of Cascade Corporation common stock means the closing price quoted on the New York Stock Exchange or, if shares are not listed on that exchange, the primary trading venue for Corporation shares, as reported in the Wall Street Journal on the date of grant or exercise, as the case may be, or if the shares did not trade that date, on the last prior date on which the shares were traded.

(c)    Maximum Term of Right.   A Right shall be exercisable during such period of time as the Committee may specify, provided that no Right shall be exercisable after the expiration of 10 years from the date on which it is granted.

(d)   Installment Exercise Limitations.   Each grant of Rights shall generally become exercisable in equal cumulative annual installments over such period as the Committee may establish, except to the extent that other terms of exercise are specifically provided by other terms of the Plan. The Committee shall have discretion to establish vesting periods and limitations on amounts to be realized upon exercise in connection with grants it may make.

(e)    Termination of Employment.

           (i)  Death.   If a Participant dies while entitled to exercise Rights granted under this Plan, such Rights may be exercised for a period of one year after the Participant’s death. Rights not exercisable at the time of death, and Rights not exercised during the period provided by this subparagraph, will expire. In the event of a Participant’s death, Rights exercisable as of the date of the Participant’s death may be exercised by such beneficiary as the Participant may have designated in writing in a manner determined by the Committee. In the absence of such a designation, the Participant’s estate shall have the right to exercise such Rights.

          (ii)  Retirement.   If a Participant terminates employment after age 62 under circumstances which the Committee in its sole discretion deems equivalent to retirement, any Rights the Participant was entitled to exercise at the date of retirement may be exercised for a period of one year following retirement. Rights not exercisable at the time of retirement, and Rights not exercised during the period provided by this subparagraph, will expire. The provisions of this subparagraph (ii) shall apply also to retirements due to physical or mental disability which the Committee determines is of such a nature as to prevent further performance of job duties. Should a retired Participant die while entitled to exercise Rights, the provisions of subparagraph (i) above shall apply to the exercise of such Rights, which may be exercised for a period of one year following the Participant’s death.

        (iii)  Other Termination of Employment—Not For Cause.Should a Participant cease to be employed by the Corporation or its subsidiaries for reasons other than Death or Retirement, any Rights the Participant was entitled to exercise at the date of termination may be exercised for a period of 90 days following termination or, if longer, until 30 days have elapsed following the public dissemination of the Corporation’s financial results for the first fiscal period ending after the termination of the Participant’s employment. Rights not exercisable at the time of termination, and Rights not exercised during such 90-day or extended period, shall expire. Should a terminated Participant die while entitled to exercise Rights, the provisions of subparagraph (i) above shall apply to the exercise of such Rights, which may be exercised for a period of one year following the Participant’s death. The rights granted by this subparagraph (iii) shall not apply to a Participant who is terminated for Cause, or whom the Committee determines in its sole discretion has entered into competition with the Corporation.

         (iv)  Termination for Cause.   Participants whose employment is terminated for (A) willful failure to perform reasonable directives of the Corporation’s management; (B) use of alcohol or illegal drugs which interferes with the Participant’s performance of duties in the judgment of the Corporation’s management; (C) dishonesty affecting the Corporation or any related entity or conviction of a felony or any crime involving fraud or misrepresentation; (D) gross negligence or willful misconduct resulting in substantial loss to the Corporation, damage to the Corporation’s reputation, or theft, embezzlement or similar loss to the Corporation; or (E) other conduct which the Committee in its sole discretion determines sufficiently harmful to the interests of the Corporation to constitute cause for termination shall forfeit all outstanding Rights awarded under this Plan.

(f)    Acceleration of Vesting.   The Committee shall have discretion to provide in an individual Participant’s grant agreement for the exercise of all or a portion of Rights granted to the Participant which would not otherwise be exercisable, in the event of the Participant’s Death or Retirement.

(g)    Exercise.

           (i)  Subject to subparagraph (v) of this paragraph (g), the Committee shall establish the time or times for exercise of Rights.

          (ii)  Each Right shall entitle the holder, upon exercise, to receive from the Corporation an amount equal in value to the excess of the Fair Market Value on the date of exercise of one Right over its Base Price. Such amount shall be payable solely in the form of Cascade Corporation common shares valued at Fair Market Value. No Right shall be exercisable at a time that the amount determined under this Subsection is negative. No fractional shares shall be issued as payment hereunder.

         (iv)  The Corporation shall make no payment hereunder prior to taking steps necessary to assure that it will receive from a participant who has exercised a Right amounts necessary to satisfy any applicable federal, state or local tax withholding requirements, including social security and other normal withholdings.

          (v)  Rights may be exercised only during the 30-day period following the third business day after public dissemination of the Corporation’s financial results for any fiscal quarter or for its fiscal year.

(h)   Non-Transferability.   During a Participant’s lifetime, Rights shall be exercisable only by the Participant, the Participant’s payee pursuant to a valid order by a domestic relations court with jurisdiction, or by a legally designated guardian or conservator. With the Committee’s prior consent, a Participant may transfer Rights to a trust for his or her benefit established for estate planning purposes.

7.   Changes in Capital Structure, Mergers, Etc..

(a)   Change in Capital Structure.   If the outstanding shares of Common Stock of the Corporation are hereafter increased, decreased or changed into or exchanged for a different number or kind of shares of the Corporation or of another corporation by reason of any recapitalization, reclassification, stock split, combination of shares or dividend payable in shares, the Committee shall make appropriate adjustments in the price and number of outstanding Rights or portions thereof then unexercised, so that the participant’s proportionate interest before and after the occurrence of the event is maintained; provided, however, that this Section 7(a) shall not apply with respect to transactions referred to in Section 7(b). Any such adjustment made by the Committee shall be conclusive.

(b)   Reorganization or Liquidation.

           (i)  Cash, Stock or Other Property for Stock.   Except as provided in Section 7(b)(ii), upon a merger, consolidation, reorganization, plan of exchange or liquidation involving the Corporation, as a result of which the shareholders of the Corporation receive cash, stock or other property in exchange for or in connection with their Common Stock (any such transaction to be referred to in this Section 7 as an “Accelerating Event”), any Right granted hereunder shall terminate, except as specified in the first sentence of Section 7(b)(ii), but the employee shall have the right during the 30-day period immediately prior to any such Accelerating Event to elect to exercise Rights awarded him or her, in whole or in part, without any limitation on exercisability; provided, however, that such exercise shall be deemed to occur immediately prior to such Accelerating Event and shall be contingent upon the occurrence of such Accelerating Event.

         (ii)  Stock for Stock.   If the shareholders of the Corporation receive capital stock of another Corporation (“Exchange Stock”) in exchange for their Common Stock in any transaction involving a merger, consolidation, reorganization, or plan of exchange, all Rights granted hereunder shall be converted into stock appreciation rights and awards measured by the Exchange Stock, unless the Committee, in its sole discretion, determines that any or all such Rights shall not be converted, but instead shall terminate in accordance with the provisions of Section 7(b)(i) The amount and price of converted Rights shall be determined by adjusting the amount and price of the Rights or other awards granted hereunder to take into account the relative values of the Exchange Stock and Corporation’s common shares in the transaction.

        (iii)  Mergers, Acquisitions, Etc.   The Committee may also grant Rights, with terms, conditions and provisions that vary from those specified in the Plan if such awards are granted in substitution for, or in connection with the assumption of, stock appreciation rights awarded by another Corporation and assumed or otherwise agreed to be provided for by the Corporation pursuant to or by reason of a transaction involving a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to which the Corporation or a parent or subsidiary Corporation of the Corporation is a party.

8.   Amendment of Plan.

The Board may modify or amend the Plan in such respects as it deems advisable because of changes in the law while the Plan is in effect or for any other reason; provided, however, that the maximum number of shares [rights] which may be issued under the Plan may be increased, and the provisions of Paragraph 10 may be modified, only upon approval by the shareholders of the Corporation. No change in an award already granted shall be made without the written consent of the holder of such award.

9.   Employment and Service Rights.

Nothing in the Plan or any award pursuant to the Plan shall (a) confer upon any employee any right to be continued in the employment of the Corporation or any parent or subsidiary Corporation of the Corporation or interfere in any way with the right of the Corporation or any subsidiary of the Corporation by whom such employee is employed to terminate such employee’s employment at any time, for any reason, with or without cause, or increase or decrease such employee’s compensation or benefits; or (b) confer upon any person engaged by the Corporation or any parent or subsidiary Corporation of the Corporation any right to be retained or employed by the Corporation or any parent or subsidiary Corporation of the Corporation or to the continuation, extension, renewal, or modification of any compensation, contract, or arrangement with or by the Corporation or any subsidiary of the Corporation.

10.   Participation by Directors.

Each non-employee director of the Corporation shall be awarded 5,000 Rights upon the later of the approval of this Plan by the shareholders or the election of the director to the Board of Directors by the shareholders and 2,700 [1,000] additional Rights following each subsequent annual meeting of the shareholders. Awards of Rights to directors shall vest and become exercisable 25% after one year and 25% following each year of director service thereafter. Such awards shall be subject to the provisions of this Plan in all other respects. All Rights granted to a director shall be exercisable upon the director’s death or reaching of the mandatory retirement age established for directors, whether or not they would otherwise be subject to exercise.

11.   Rights as a Shareholder.

The recipient of any award under the Plan shall have no rights as a shareholder with respect to any Right, and except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights issued to shareholders. Shares issued pursuant to the Plan may bear such restrictions on sale or other transfer as counsel to the Corporation may determine are required under securities or other applicable laws.

12.   Governing Law.

The provisions of this Plan shall be governed by and interpreted in accordance with the laws of the State of Oregon.

Deleted text is in brackets.

Please
Mark Here
for Address
Change or
Comments
SEE REVERSE SIDE

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF THE TWO NOMINEES AS DIRECTORS, “FOR” APPROVAL OF THE AMENDMENT OF THE CASCADE CORPORATION STOCK APPRECIATION RIGHTS PLAN, AND WILL BE VOTED AT THE PROXIES’ DISCRETION AS TO OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

PROPOSAL 1			PROPOSAL 2	FOR	AGAINST	ABSTAIN
Election of Directors			Approval of an amendment
	FOR, EXCEPT		to the Cascade Corporation
Nominees:	NOMINEES	WITHHELD	Stock Appreciation Rights
	WITHHELD BELOW	FOR ALL	Plan
01 Robert C. Warren, Jr.
02 Henry W. Wessinger II						WILL
ATTEND
Withheld for the nominees you list below. (Write that nominee’s			If you plan to attend the Annual Meeting
name in the space provided below).			please mark the WILL ATTEND box

Please disregard if you have previously provided your
consent decision.

Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/isd for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.

Signature	Signature	Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Ù FOLD AND DETACH HERE Ù

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned you proxy card.

Internet http://www.eproxy.com/cae Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.		Telephone 1-800-435-6710 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.		Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
	OR		OR

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement

on the Internet at www.cascorp.com

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

CASCADE CORPORATION

The undersigned hereby appoints R.C. Warren, Jr. and R.S. Anderson, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Cascade Corporation Common Stock that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held June 7, 2005 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

You can now access your Cascade Corporation account online.

Access your Cascade Corporation stockholder account online via Investor ServiceDirect® (ISD) at http://www.melloninvestor.com/isd.

Mellon Investor Services LLC, Transfer Agent for Cascade Corporation, now makes it easy and convenient to get current information on your stockholder account.

•	View account status	•	View payment history for dividends
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